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                                                                     Exhibit 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                             WESTERN SIERRA BANCORP




        ONE:    NAME

        The name of the corporation is:

               Western Sierra Bancorp


        TWO:    PURPOSE

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


        THREE:    AUTHORIZED STOCK

        This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock" and referred to either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is Ten Million (10,000,000), and the number of shares of Preferred Stock is Ten Million (10,000,000).


        FOUR:    RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

               The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.



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        FIVE:    SHAREHOLDER VOTE NECESSARY
                 FOR CERTAIN BUSINESS COMBINATIONS

        The stockholder vote required to approve a Business Combination (as hereinafter defined) shall be at least 66-2/3% of the corporation's outstanding shares of voting stock voting together as a single class. A "Business Combination" is defined as any (i) merger or consolidation of the corporation or a subsidiary of the corporation where the shareholders of the corporation immediately prior to such merger or consolidation will own immediately after such merger or consolidation (A) no equity securities of the surviving entity after such merger or consolidation or (B) equity securities (excluding options, warrants and rights) of the surviving entity after such merger or consolidation with less than 50% of the voting power of the surviving entity after such merger or consolidation or (ii) any sale, exchange, transfer or other disposition of 50% or more of the assets of the corporation or combined assets of the corporation and its subsidiaries. The corporation shall not be a party to any Business Combination without the shareholder approval specified herein.

        Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws) the affirmative vote of the holders of 66-2/3% or more of the outstanding shares of voting stock shall be required to amend or repeal or adopt any provision inconsistent with this Article Five or any provision in this Article Five.


        SIX:    DIRECTOR LIABILITY

        The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


        SEVEN:    INDEMNIFICATION

        The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.


        EIGHT:    AGENT FOR SERVICE OF PROCESS

        The name and address in this State of this corporation's initial agent for service of process is:

                      Gary Steven Findley
                      1470 North Hundley Street
                      Anaheim, California 92806




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        IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporator of this corporation, has executed these Articles of Incorporation.

Dated:  July 10, 1996


                                        /s/ Gary Findley
                                        ----------------------------------------
                                        Gary Steven Findley


        I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.



                                        /s/ Gary Findley
                                        ----------------------------------------
                                        Gary Steven Findley



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